                                                            November 25, 1997


Mr. William C. McCormick
Chairman & CEO
Precision Castparts Corporation
4650 SW Macadam Avenue
Suite 440
Portland, Oregon 97201-4254

               Re:  Confidentiality Agreement
                    -------------------------

Dear Bill:

          You have expressed interest in a possible transaction (the "Transaction") involving Environment One Corporation (the "Company") and have requested certain information concerning the Company. As a condition of furnishing you with such information, including, without limitation, certain non-public confidential information and proprietary business practices and concepts concerning the Company's business, properties, finances, affairs and technology, whether or not such information is in writing or given orally, the Company is requiring that you agree, as set forth below, to treat confidentially such information, any other information that the Company, The Nassau Group, Inc. or the Company's affiliates, advisors, representatives, employees or agents (together with The Nassau Group, Inc. the "Company Parties") furnish to you and any notes, analyses, compilations, studies, interpretations, or other documents prepared by you or your representatives (as defined below) that contain or are based upon such information (collectively, the "Evaluation Material")

          For purposes of this letter agreement, any Evaluation Material furnished to you by an officer or employee, or an agent or advisor to the Company, regardless of the date furnished and regardless of the capacity in which such officer, employee, agent or advisor purports to be acting, shall be deemed Evaluation Material furnished by or on behalf of the Company. You agree, on your behalf and on behalf of your Representatives, (i) that the Evaluation Material will be used only in connection with, and to assist in your evaluation of, the Transaction, (ii) that all Evaluation Material will be kept strictly confidential by you and your Representatives, and (iii) that all information furnished by the Company or the Company Parties pursuant to this Agreement will remain the exclusive property of the Company and that you and your Representatives will hold all of such information in confidence for the exclusive benefit of the Company (except that such information may be used by you for the purposes contemplated herein). You specifically agree that Evaluation Material shall not be used, directly or indirectly to compete with or emulate the Company's business. You agree to transmit the Evaluation Material only to those of your directors, officers, employees, affiliates, agents, attorneys, accountants, advisors, financing sources or partners, and others ("Representatives") who need to know such information for the purpose of assisting you in your evaluation of the Transaction and who shall (i) be advised by you of this Agreement and (ii) agree to be bound by the provisions of this Agreement. You and your Representatives shall not, except as described in the previous sentence or as hereinafter provided, disclose Evaluation Material or any of the terms, conditions, or other facts with respect to the possible Transaction to others without the prior written consent of the Company. Without limiting the foregoing, you and your Representatives agree to keep even existence of discussions between you and the Company strictly confidential. You shall be responsible for any such breach of this Agreement by you and/or any of your Representatives.

Mr. William C. McCormick
Precision Castparts Corporation
November 25, 1997


          If you conduct any portion of your investigation on premises made available by the Company, you shall not remove Evaluation Material made available by the Company from those premises without the Company's consent. If you determine that you do not wish to proceed with a Transaction, you will so notify the Company immediately.

          You further agree that any and all requests for Evaluation Material, other communications regarding the possible Transaction, and requests for additional information shall be made only to individuals designated to you in writing by the Company and that, without the Company's prior written consent, you will not initiate any contacts of any kind with the staff or employees of the Company. Upon the Company's request, you will promptly identify in writing each person or other entity to whom any part of the Evaluation Material is disclosed.

          The Company and the Company Parties make no representation or warranty, expressed or implied, as to the accuracy or completeness of any or all of the Evaluation Material. The Company shall have no obligation to update any Evaluation Material. The Company and Company Parties will have no liability for actions taken by you or your Representatives in reliance on any information provided by the Company or the Company Parties with respect to a possible Transaction. Unless and until a definitive Transaction agreement between the Company and you is executed and delivered, the Company will not have any legal obligation of any kind by virtue of this Agreement or any other written or oral expression with respect to the possible transaction.

          It is agreed that we may elect at any time to terminate further access to, and your review of, the Evaluation Material and that as soon as practicable after such termination, you will, upon the Company's request, return all Evaluation Material, but that such termination will not affect or eliminate your obligations and those of your Representatives by reason of this Agreement. It is further agreed that we shall not be obligated pursuant to this Agreement to disclose any particular confidential information or Evaluation Material.

          In the event that you or any of your Representatives are required (by oral questions, interrogatories, requests for information or document subpoena, or similar legal process) to disclose any of the Evaluation Material, you will provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. If in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or your Representatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to attain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal; provided, however, that after any such disclosure such disclosed information shall remain confidential and subject to the terms of the Agreement.

          In the event that the Transaction is not effected after you have been furnished with Evaluation Material, you will promptly upon the request of the Company (i) deliver to the Company all documents and other tangible media that contain or reflect information furnished by the Company or the

Mr. William C. McCormick
Precision Castparts Corporation
November 25, 1997


Company Parties (including all copies, reproductions, digests, abstracts, analyses and notes) and that are in your or your Representatives' possession or control and (ii) destroy all documents and other tangible media that contain or reflect the Evaluation Material (including all copies, reproductions, digests, abstracts, analyses and notes) in your possession or control, or your Representatives' possessions or control, in each instance without retaining a copy of any Evaluation Material (whether returned or destroyed pursuant to clauses (i) or (ii) above), and will destroy any and all related computer entries of any such Evaluation Material, without retaining a copy thereof.

          You further agree for a period of two years from the date hereof, that you or your affiliates shall not solicit or hire any of the employees of the Company who are employees of the Company during the period of your investigation of the Company while they are still employed by the Company. Nothing in this Agreement shall be construed as a grant by the Company of any right, title or interest in the Evaluation Material except the right to use such Evaluation Material for the purpose and to the extent set forth in this Agreement.

          The term Evaluation Material shall not include information that you demonstrate by clear and convincing evidence has (i) become or has been generally available to the public other than as a result of disclosure by you, your Representatives, or other improper means, (ii) was known by you, or was acquired by you without any known breach of a confidentiality obligation prior to its disclosure to you by the Company or its representatives, as evidenced by documentation or other physical evidence predating the date of this Agreement or (iii) has become available to you on a non-confidential basis from a source other than the Company or its representatives, provided, however, that such source was otherwise legally entitled to make such disclosure to you and you notify the Company of such acquisition within ten
(10) days after the acquisition or, if the acquisition precedes disclosure by the Company, promptly upon such disclosure.

          You understand that a breach by you of this Agreement would cause substantial and irreparable damage to the Company and that money would be an inadequate remedy therefor. Accordingly, you acknowledge and agree that the Company shall be entitled to any other available remedies to an injunction, specific performance and/or equitable relief as a remedy for such breach.

          Each party represents and warrants to the other that (a) it has duly authorized, executed and delivered this Agreement, and (b) it has not entered and will not enter into any agreement inconsistent herewith. This Agreement (a) shall be governed by and construed in accordance with the laws of New York State, (b) shall be binding upon such parties, successors, assigns, legal representatives and (c) may not be amended, supplemented, terminated, or any provision herein waived except by written agreement of both parties hereto. The parties hereto agree that any dispute thereunder shall be submitted exclusively to the federal or appropriate New York State court having jurisdiction located in Schenectady County, New York, and the parties consent to the venue and jurisdiction of such courts. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof. No contemporaneous or prior written or oral agreement shall be construed to alter, repeal or modify this Agreement and no consent to or waiver of any breach of or default under any provision of this Agreement shall be construed as a consent to or waiver of any other such breach or default. This Agreement may be executed in two or more counterparts, all of which together shall constitute a single instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one fully executed counterpart.

Mr. William C. McCormick
Precision Castparts Corporation
November 25, 1997

          If you agree to the terms and conditions set forth in this letter Agreement, please execute the duplicate copy of this letter in the space provided below and return it to my attention.

                                        Very truly yours,

                                             THE NASSAU GROUP, INC.


                                             /s/ J. Francis Lavelle
                                             ----------------------
                                             Mr. J. Francis Lavelle
                                             Managing Director


          The undersigned agrees to be bound by the terms and conditions of this letter.

                                   Confirmed and agreed to as of this date:

                                     PRECISION CASTPARTS CORPORATION


                                   By: /s/ William C. McCormick
                                      -------------------------
                                      Mr. William C. McCormick, 11/25/97
                                      Chairman & CEO


                                   Confirmed and accepted:

                                     THE COMPANY


                                   By:  /s/ Stephen V. Ardia
                                      -------------------------

                                      Chairman, President and
                                      Chief Executive Officer